Exhibit 14

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the following with respect to the Registration Statement of Calvert Impact Fund, Inc. on Form N-14 under the Securities Act of 1933, relative to the transfer of all the assets and liabilities of Calvert New Africa Fund to the Calvert South Africa Fund in exchange for shares of the Calvert South Africa Fund.

1. The incorporation by reference of our report dated March 31, 2000 on our audit of the financial statements and financial highlights of Calvert New Africa Fund, which report is included in the Annual Report to Shareholders for the year ended March 31, 2000, in the Statement of Additional Information dated July 31, 2000.

2. The reference to our Firm under the heading "Independent Accountants and Custodians" in the Statement of Additional Information dated July 31, 2000 of the Calvert New Africa Fund.


PRICEWATERHOUSECOOPERS,  L.L.P.
Baltimore,  Maryland